Exhibit 4.37
EXECUTION VERSION
Confidential
INDEMNIFICATION AGREEMENT
This INDEMNIFICATION AGREEMENT is entered into as of April 13, 2011 by and among Purple Mountain Holding Ltd., a British Virgin Islands company having its registered office at 4th Floor, Rodus Building, Road Reef, PO Box 765, Road Town, Tortola, British Virgin Islands (“Option Holder”) and Yue (Justin) Tang, an individual residing at #3701, Tower A, Beijing Fortune Plaza, 7 Dong San Huan Zhong Lu, Beijing, 100020 and sole shareholder of the Option Holder (“Tang” and together with Option Holder, the “Option Holder Parties”), on the one hand, and eLong, Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Company”), on the other hand.
RECITALS
WHEREAS, Option Holder has delivered to the Company a Notice of Exercise with respect to Option Holder’s exercise of options (the “Options”) to purchase an aggregate of 1,377,430 ordinary shares, par value $0.01 per share (the “Shares”), of the Company, for an exercise price of $0.50 per share, share, as well as related fees and costs, for a total payment of $709,215; and
WHEREAS, simultaneously with the execution of this Agreement, the Company is issuing the Shares in the name of the Option Holder; and
WHEREAS, the Option Holder Parties wish to provide indemnification rights to the Company and other Indemnified Parties (as hereinafter defined) against any Claims or Taxes (as hereinafter defined) for which the Company or any other Indemnified Party may become liable in connection with the Option Holder’s ownership, receipt, transfer or exercise of the Options (other than any Taxes imposed on the Company with respect to its receipt of the exercise price for the Options); and
WHEREAS, as security for the obligations of the Option Holder Parties under this Agreement, the Option Holder Parties, the Company and the Escrow Agent named therein are entering into a Securities Escrow Agreement (the “Escrow Agreement”) as of the date of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, including the Company’s issuance of the Shares to the Option Holder pursuant to the Option Holders’ exercise of the Option, the parties hereto hereby agree as follows:
1. Obligation to Indemnify. Each of the Option Holder Parties, jointly and severally, shall be liable to and shall indemnify, defend and hold the Company and each of its subsidiaries, affiliates, and variable interest entities, and their respective successors and permitted assigns (each, an “Indemnified Party”) harmless from and against any and all claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses (each, a “Claim” and collectively, the “Claims”) which may be made or brought against an Indemnified Party or which it may suffer or incur as a result of, arising out of or relating to any Taxes required to be withheld, or alleged to be required to be withheld, by the Company and/or its affiliates, or for which the Company and/or any of its affiliates become liable, or are alleged to be liable, including any costs or expenses incurred by the Company with respect to any inquiry by any governmental authority regarding any of the foregoing, in connection with the Option Holder’s receipt or exercise of the Options (other than any Taxes imposed on the Company with respect to its receipt of the exercise price for the Options).

2. “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, excess profits, franchise, profits, license, withholding, payroll, employment, unemployment social security, excise, severance, stamp, occupation, premium, property, disability, capital stock, capital gains or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto.
3. Notice of Claims. Upon obtaining knowledge thereof, an Indemnified Party (the “Indemnitee”) shall promptly notify either or both of the Option Holder Parties (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a Claim under Section 1 hereof (a “Notice of Claim”). A Notice of Claim shall specify, in reasonable detail, the nature and estimated amount of any such Claim giving rise to a right of indemnification. The omission to so notify the Indemnitor shall not relieve the Indemnitor from any duty to indemnify, defend and hold harmless which otherwise might exist with respect to such Claim unless (and only to the extent that) the omission to notify prejudices the ability of the Indemnitor to exercise its right to defend provided in Section 5 hereof and results in a direct loss being incurred by the Indemnitor. The Indemnitor shall deliver or cause to be delivered to the Indemnitee (as well as to the Company in the event that the Indemnitee is a party other than the Company) copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim and timely notices of any hearing or other court proceeding relating to such Claim.
4. Recovery for Claims. If any Indemnified Party has a claim that either or both of the Option Holder Parties is liable for any Claims, the Indemnified Party seeking indemnification shall provide a Notice of Claim, within 90 days of its discovery of the Claim, of the nature and extent thereof, and the Option Holder Parties shall repay such Claim within 10 days thereafter or shall inform the Indemnified Party seeking indemnification that it is denying in good faith all or a portion of such Claim. If the Indemnified Party seeking indemnification disputes the denial of any portion of such Claim, it may thereupon proceed to enforce its rights under this Agreement and the Escrow Agreement.

5. Defense of Third Party Claims. With respect to any Claim set forth in a Notice of Claim relating to a third party Claim, the Indemnitor may elect to defend, at its own expense, any such Claim; provided, however, the Indemnitor shall not settle or compromise any claim, suit or action against any Indemnitee without the written consent of the Indemnitee, and the Indemnitee, at the expense of the Indemnitor, shall have the right to participate in the defense of any such third party Claim. The Indemnitee shall make available to the Indemnitor and its representatives all records and other materials reasonably required by them for use in contesting any third party Claim and shall cooperate reasonably with the Indemnitor and its representatives in the defense of all such Claims. If the Indemnitor does not so elect to defend any such third party Claim, the Indemnitee may so elect, but shall have no obligation to do so. It is agreed and understood that Indemnitor shall have the right to be informed of and consulted with respect to any communications of Indemnitee with governmental authorities regarding any Claim.
6. Notice of Inquiry; Top Up Payments.
(a) If at any time the Company receives notice that any governmental authority is conducting an inquiry (an “Inquiry”) which may relate to the Option Holder’s ownership, receipt, transfer or exercise of the Options or Shares, the Company will provide written notice thereof (an “Inquiry Notice”) to the Option Holder Parties.
(b) The Option Holder Parties shall, within 10 days after the date of the Inquiry Notice, deposit with the Company or the Company’s designee, in Renminbi cash, an amount (the “Top Up Payment”) equal to (i) the greater of (x) the RMB Market Value (as defined below) of the Escrowed Shares (as defined in the Escrow Agreement) as of the date of this Agreement and (y) such other potential claim amount set forth by the Company in its reasonable discretion in the Inquiry Notice (the “Potential Claim Amount”); minus (ii) the RMB Market Value of the Escrowed Shares as of the date of the Inquiry Notice. Subsequently, the Option Holder Parties shall, by no later than the tenth (10th) day of each calendar month thereafter, deposit with the Company or the Company’s designee, in Renminbi cash, an amount equal to (i) the greater of (x) the RMB Market Value of the Escrowed Shares as of the date of this Agreement and (y) the Potential Claim Amount; minus (ii) the sum of (x) the RMB Value of the Escrowed Shares as of the first day of such month and (y) the aggregate total of Top Up Payments previously received by the Company or the Company’s designee. The RMB Market Value of the Escrowed Shares for a given date shall be equal to (i) one-half the closing price of the Company’s American depositary shares (adjusted to reflect the number of ordinary shares represented by each ADS) on NASDAQ for such date, (ii) multiplied by the RMB:US dollar exchange rate on such date (based on the noon buying rate in New York for cable transfers of Renminbi as published by the Federal Reserve Bank of New York), (iii) multiplied by the total number of Escrowed Shares.
(c) Any failure of the Option Holder Parties to make the deposits with the Escrow Agent required by this paragraph will constitute a default of the Option Holder Parties’ indemnification obligations under this Agreement, and an “Event of Default” under the Escrow Agreement. In addition to all other remedies available under this Agreement and the Escrow Agreement, the Company shall be entitled to collect interest on any unpaid Top Up Payments at the rate of five (5%) percent per month.
(d) If at any time either of the Option Holder Parties receives notice of an Inquiry, the Option Holder Parties shall notify the Company, including setting forth in detail the nature of such notice, within one business day of such Option Holder Party’s receipt of such notice. Any failure to so notify the Company will constitute a default in the Option Holder Parties’ indemnification obligations under this Agreement and an Event of Default under the Escrow Agreement.

7. Pledge of Escrowed Shares. As security for its indemnification obligations under this Agreement, each of the Option Holder Parties hereby pledges to the Company and grants to the Company a first priority security interest in the Escrowed Shares (as defined in the Escrow Agreement) and all proceeds of the Escrowed Shares (collectively, the “Pledged Assets”). Simultaneously with the execution of this Agreement, the Option Holder has delivered or will deliver to the Company (as and if appropriate, for delivery to the Escrow Agent), (i) the original share certificate(s) (if any) in respect of the Escrowed Shares, (ii) blank, signed and undated transfers in respect of the Escrowed Shares in the form set out in Annex 1, and (iii) such other documents of transfer as Company may from time to time reasonably request to enable the Company, after the occurrence and during the continuance of a default in the payment, performance or observance of the indemnification obligations under this Agreement, to transfer into its name or the name of its nominee the Escrowed Shares.
8. Remedies.
(a) The Company may, after the occurrence and during the continuance of a default in the performance or observance of the indemnification obligations under this Agreement, without notice and at its option, transfer or register the Pledged Assets or any part thereof into its or its nominee’s name with or without any indication that such Pledged Assets is subject to the lien created hereunder.
(b) The Company shall have, in addition to any other rights given under this Agreement or any other document or by applicable law, all of the rights and remedies with respect to the Pledged Assets of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York. In addition, after the occurrence of a default in the performance or observance of the indemnification obligations under this Agreement, the Company shall have such powers of sale and other powers as may be conferred by applicable law. With respect to the Pledged Assets or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Company, or which the Company shall otherwise have the ability to transfer under applicable law, the Company may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuance of a default in the payment, performance or observance of the indemnification obligations under this Agreement, retain such Pledged Assets, or sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, at such price as the Company may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Assets so sold shall thereafter own the same, absolutely free and clear from any subordinate claim, encumbrance or right of any kind whatsoever. The Option Holder Parties will pay to the Company all reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof. The Company agrees to apply any proceeds of the sale of the Pledged Assets to the Obligations and the Option Holder Parties shall remain liable for any deficiency following the sale of the Pledged Assets.

(c) In view of the fact that applicable law and the Articles of Association of the Company impose certain restrictions on the method by which the Company may sell the Escrowed Shares, a sale of the Pledged Assets may be effected after a default in the performance or observance of the indemnification obligations under this Agreement, the Option Holder Parties agree that after the occurrence and during the continuance of a default in the performance or observance of the indemnification obligations under this Agreement, the Company may, from time to time, attempt to sell all or any part of the Pledged Assets by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Company may solicit offers to buy the Pledged Assets, or any part of it, from a limited number of investors deemed by the Company, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Assets.
9. The Company Appointed Attorney-in-Fact. Each of the Option Holder Parties hereby appoints the Company its attorney-in-fact, with full authority, in the name either or both of the Option Holder Parties or otherwise, after the occurrence and during the continuance of a default in the payment, performance or observance of the indemnification obligations under this Agreement, from time to time in the Company’s sole discretion, to take any lawful action and to execute any instrument which the Company may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to either of the Option Holder Parties representing any dividend or other distribution in respect of the Escrowed Shares or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Escrowed Shares on the books of the Company to the name of the Company or the Company’s nominee.
10. Termination of Right to Deliver Notices of Claims. The Company’s rights to deliver Notices of Claim hereunder shall terminate on the fifth (5th) anniversary of the date of this Agreement, unless there is then pending a Tax Authority Inquiry, in which case The Company’s rights to deliver Notices of Claim will continue until such Tax Authority Inquiry is concluded.
11. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by domestic or international express courier, with a courtesy copy via e-mail (which shall not be considered notice), shall be deemed given when delivered, and shall be addressed as follows:
If to either of the Option Holder Parties:
#3701, Tower A
Beijing Fortune Plaza
7 Dong San Huan Zhong Lu
Beijing, 100020
Attn: Tang Yue
Email: justin@br-china.com

If to the Company:
eLong, Inc.
Xingke Plaza, Tower B, 3d Floor
No. 10 Middle Jiuxianqiao Road
Beijing, China 100015
Attn: General Counsel
Email: sami.farhad@corp.elong.com
12. Entire Agreement and Modification. This Agreement and the Indemnification Agreement constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and therein, and supersede all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege.
13. Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to principles of conflict of laws thereunder. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the Hong Kong S.A.R. under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of the Hong Kong S.A.R. in any such arbitration. There shall be one (1) arbitrator, selected in accordance with the Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses. In the event of two or more arbitrations having been commenced under this Agreement, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal, which will have the jurisdiction to resolve all disputes forming part of the consolidation order, if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

14. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “PDF” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “PDF” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
15. Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.
16. Binding Effect; Severability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

THE COMPANY:

eLong, Inc.

By:	/s/ Sami Farhad

	Name:	Sami Farhad
	Title:	General Counsel

OPTION HOLDER PARTIES:

Purple Mountain Holding Ltd

By:	/s/ Justin Tang

	Name:	Justin Tang
Title:

Yue (Justin) Tang

/s/ Justin Tang